UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2015

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) recommended and the Board approved the Company’s 2015 Long-Term Cash Incentive Plan (the “2015 Plan”). In addition, on April 21, 2015, the Committee recommended and the Board approved the Company’s 2014-2018 Long-Term Cash Incentive Program, which is a sub-plan of the 2015 Plan, as described in the Company’s definitive proxy statement for the 2015 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 24, 2015. The following description of the 2015 Plan does not purport to be complete and is qualified in its entirety by reference to the 2015 Long-Term Cash Incentive Plan document which is filed herewith as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

2015 Plan

Purpose

The purposes of the 2015 Plan are to offer selected employees, consultants and non-employee directors an opportunity to participate in the growth and financial success of the Company, to provide the Company an opportunity to attract and retain the best available personnel, to provide performance-related incentives to certain of such personnel to achieve established performance goals, and to promote the growth and success of the Company’s business by aligning the financial interests of employees, consultants and non-employee directors with those of the stockholders of the Company, in each case, through the grant of cash-settled awards.

Types of Awards

The 2015 Plan generally provides for cash-settled awards in the form of stock appreciation rights, phantom unit awards, performance unit awards, other-stock based awards, and cash awards.

Administration

The 2015 Plan is administered by the Committee. Notwithstanding the foregoing, the Board or the Committee may delegate to a committee of one or more officers and/or directors the authority to grant cash-settled awards, subject to the terms of the 2015 Plan and any additional limitations as may be contained in resolutions adopted by the Board or the Committee from time to time, to selected employees and consultants who are not then (a) executive officers, (b) non-employee directors or (c) persons subject to Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Eligibility

Awards under the 2015 Plan may be granted to employees and consultants of the Company and/or its affiliates and to non-employee directors of the Company. Subject to the 2015 Plan and applicable law, the Committee in its sole discretion will determine recipients of awards under the 2015 Plan, provided that to the extent required by the Committee’s charter (as amended and/or restated), awards to executive officers shall be reviewed and recommended by the Committee to the Board for approval.

Performance Metrics

The Committee is permitted to condition the grant or vesting of any award under the 2015 Plan on the satisfaction of one or more performance goals over performance periods established by the Committee in its sole discretion. Performance goals may relate to the performance of one or more business units, divisions or subsidiaries of the Company or the applicable sector of the Company, one or more regions or product lines of the Company’s business, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. Any performance goals may be determined, in the sole discretion of the Committee, on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Determination and Payment of Awards

Payments to be made upon the exercise or settlement of an award will be made as soon as administratively practicable following the date on which the amount is payable. The Committee will determine the amount of cash, if any, payable with respect to awards that are conditioned on the satisfaction of performance goals.

Adjustment; Change of Control

The number of units covered by each outstanding award granted under the 2015 Plan, the exercise or purchase price of such outstanding award, and any other terms of the award that the Committee determines requires adjustment, and the limits under the 2015 Plan, will be proportionately adjusted, or an equitable substitution will be made with respect to such units, to reflect, as determined by the Committee, any increase or decrease in the number of shares of common stock of the Company resulting from a stock dividend, stock split, reverse stock split, extraordinary cash dividend resulting from a nonrecurring event that is not a payment of normal corporate earnings, combination, reclassification or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws or other applicable laws.

Under the 2015 Plan, unless otherwise provided in an award agreement, if a Change of Control (as defined in the 2015 Plan) occurs, phantom units and other awards other than stock appreciation rights will generally become vested and settled, and any stock appreciation rights will be vested and exercisable in full for at least 20 days following written notice, and if not exercised, forfeited, unless such stock appreciation rights are either (i) assumed by the surviving or continuing corporation (or substituted rights of equal value may be issued by such corporation) or (ii) canceled in exchange for cash or other property in an amount equal to the amount that would have been payable to a participant pursuant to the Change of Control event if the participant’s vested stock appreciation rights had been fully exercised immediately prior to the Change of Control event.

Item 9.01 Financial Statements and Exhibits.
d)    Exhibits

Exhibit
Number	Description
10.1*	Cheniere Energy, Inc. 2015 Long-Term Cash Incentive Plan
________________________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: April 24, 2015	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1*	Cheniere Energy, Inc. 2015 Long-Term Cash Incentive Plan
________________________
* Filed herewith.